Exhibit 5.1

13 January 2016
Matter No.:706522
1 345 814 7371
matthew.stocker@conyersdill.com

Lombard Medical, Inc.
6440 Oak Canyon Road
Suite 260
Irvine
California 92618
United States of America

Dear Sirs,

Re: Lombard Medical, Inc. (the “Company”)

We have acted as special Cayman Islands legal counsel to the Company in connection with a registration statement on form F-3 filed with the U.S. Securities and Exchange Commission (the "Commission") on 12 January 2016 (the "Registration Statement", which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the proposed resale under the U.S. Securities Act of 1933, as amended, (the "Securities Act") of up to 3,700,000 ordinary shares, par value US$0.01 each (the "Ordinary Shares"), in issue and outstanding in the Company, as more particularly described in the Registration Statment.

For the purposes of giving this opinion, we have examined a copy of the Registration Statement.   We have also reviewed copies of (1) the amended and restated memorandum and articles of association adopted on 23 April 2014 (“Memorandum and Articles of Association”) of the Company, (2) minutes of the meeting of the board of the directors of the Company dated 28 July 2015 (the “Resolutions”), (3) a copy of the share register as provided by Computershare (the “Register of Members”) of the Company, (4) a certificate of good standing (the “Certificate of Good Standing”) dated 8 January 2016 (the “Certificate Date”) issued by the Registry of Companies in and for the Cayman Islands in respect of the Company, (5) the results of our searches against the Company at the Companies Registry and Grand Court in the Cayman Islands conducted on 11 January 2016, and (6) such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken; (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention; (c) the continuing accuracy and completeness of all factual representations made in the Registration Statement and other documents reviewed by us; (d) that the Resolutions were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been, and will not be, rescinded or amended; (e) that there is no provision of the law of any jurisdiction, other than Cayman Islands, which would have any implication in relation to the opinions expressed herein; (f) that no invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to purchase any of the Ordinary Shares; and (g) the capacity, power and authority of all parties other than the Company to enter into and perform their obligations under any and all documents entered into by such parties in connection with the issuance of the Ordinary Shares, and the due execution and delivery thereof by each party thereto.

The obligations of the Company in connection with any offer and sale of any of the Ordinary Shares and any agreement or document relating thereto (a) will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, merger, consolidation, moratorium or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors as well as applicable international sanctions; (b) will be subject to statutory limitation of the time within which proceedings may be brought; (c) will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available; (d) may not be given effect to by a Cayman Islands court, if and to the extent they constitute the payment of an amount which is in the nature of a penalty and not in the nature of liquidated damages; (e) may not be given effect by a Cayman Islands court to the extent that they are to be performed in a jurisdiction outside the Cayman Islands and such performance would be illegal under the laws of that jurisdiction.  Notwithstanding any contractual submission to the jurisdiction of specific courts, a Cayman Islands court has inherent discretion to stay or allow proceedings in the Cayman Islands against the Company under the relevant document if there are other proceedings in respect of such document simultaneously underway against the Company in another jurisdiction.  Under Cayman Islands law, a person who is not one of the parties to an agreement is, in general, unable to enforce it. The parties to an agreement which is governed by Cayman Islands law can grant the right to enforce the agreement to a person who is not one of the parties to the agreement by expressly providing for same pursuant to the Contracts (Rights of Third Parties) Law.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Cayman Islands.  This opinion is to be governed by and construed in accordance with the laws of Cayman Islands and is limited to and is given on the basis of the current law and practice in Cayman Islands. This opinion is issued solely for your benefit and use in connection with the filing of the Registration Statement and the offering of the Ordinary Shares as described in the Registration Statement and is not to be relied upon by any other person, firm or entity or in respect of any other matter.

On the basis of and subject to the foregoing we are of the opinion that:

1.
Based on the Certificate of Good Standing, the Company is duly incorporated and existing under the laws of the Cayman Islands and in good standing as at the Certificate Date.  Pursuant to the Companies Law (the “Law”), a company is deemed to be in good standing if all fees and penalties under the Law have been paid and the Registrar of Companies has no knowledge that the Company is in default under the Law.

2.
Based upon our review of the Register of Members, the Ordinary Shares have been validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the caption “Enforceability of Civil Liabilities” and elsewhere in the prospectus forming a part of the Registration Statement.  In giving such consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman

Conyers Dill & Pearman